Exhibit 99
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Fauquier Bankshares, Inc.
Warrenton, Virginia
          We have reviewed the condensed consolidated balance sheet of Fauquier Bankshares, Inc. as of June 30, 2005, and the related condensed consolidated statements of income for the three and six month periods ended June 30, 2005 and 2004 and condensed consolidated statements of changes in shareholders’ equity and cash flows for the six-month periods ended June 30, 2005 and 2004. These financial statements are the responsibility of the company’s management.
          We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
          Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.
          We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Fauquier Bankshares, Inc. as of December 31, 2004, and the related statements of income, changes in shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 21, 2005, we expressed and unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC
Chambersburg, Pennsylvania
August 5, 2005
804 WAYNE AVENUE • P.O. BOX Y • CHAMBERSBURG, PENNSYLVANIA 17201 • (717) 263-3910 • FAX (717) 263-1787
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